Exhibit 99.1

PetroLogistics LP Revises Fourth Quarter Record and Distribution Payment Dates

HOUSTON, Texas, February 7, 2013 /PRNewswire — PetroLogistics LP (NYSE: PDH) (the “Partnership”) today announced a revision of its fourth quarter record and distribution payment dates. The fourth quarter 2012 distribution of 28 cents per common unit will be paid on February 26, 2013, to unitholders of record on February 19, 2013.

About PetroLogistics LP

PetroLogistics LP is a limited partnership, which owns and operates the only U.S. propane dehydrogenation facility producing propylene from propane. The Partnership’s headquarters and operations are located in Houston, Texas.

For more information, please contact investor@petrologistics.com or (855) 840-7140.